FUSION CONTACT:	Philip Turits
212-201-2407 pturits@fusiontel.com

Fusion Reports Fourth Quarter and Full Year 2007 Results

New York, NY, March 31, 2008 - Fusion (AMEX: FSN) today announced financial results for the year and fourth quarter ended December 31, 2007.

Recent highlights:

•	Full year 2007 Revenue reaches $55.0 million - an increase of 17% over prior year;

•	Fourth Quarter Revenue reaches $14.7 million - an increase of 10.2% over prior quarter and a decrease of 3.8% from prior year;

•	Fourth Quarter Adjusted EBITDA improves for fifth consecutive quarter - improving by 32.4% or $0.7 million from prior year and 9.7% or $.16 million from prior quarter;

•	Excluding a Loss on Impairment, 2007 Net Loss decreased $2.6 million from 2006, or 20%;

•	SG&A improves for sixth consecutive quarter - down $0.7 million or 19% from prior year and $4k from prior quarter;

•	$1.5 million raised in Common Stock equity financing;

•	Don Hutchins promoted to President and Chief Operating Officer; Matthew Rosen remains Chief Executive Officer.

For the year and quarter ended December 31, 2007, Fusion reported revenues of $55.0 million, and $14.7 million, respectively. Total year revenues were a 17% increase from revenues of the year ended December 31, 2006 of $47.1 million. Fourth quarter 2007 revenues were 10.2% higher than the prior quarter, and 3.8% below the prior year. The year over year increase was the result of growth in the Company’s Carrier Services segment.

For the year and quarter ended December 31, 2007, Adjusted EBITDA, which excludes certain non-recurring items, was ($7.4) million and ($1.5) million respectively, compared to ($10.6) million and ($2.2) million for the year and quarter ended December 31, 2006. The fourth quarter represented the fifth consecutive quarter that the Company has improved its Adjusted EBITDA performance.

Selling, general and administrative costs decreased for the sixth consecutive quarter, declining to $12.5 million for the total year 2007 compared to $14.8 million for the total year of 2006, and $2.9 million for the fourth quarter compared to $3.6 million in the fourth quarter of 2006. The decrease over the prior year was primarily the result of continued management emphasis on spending controls and decreased costs in personnel related expenses.

For the full year 2007, Fusion reported a 5.1% decrease over the prior year in the net loss, at ($12.7) million, compared to a net loss of ($13.4) million in 2006. The net loss applicable to common stockholders was ($13.2) million or ($0.48) per share in 2007, compared to the net loss applicable to common stockholders of ($13.4) million or ($0.50) per share for 2006. Included in the 2007 results was a non-recurring, non-cash loss on impairment of $4.0 million recorded for a partial impairment of goodwill associated with the Company’s acquisition of Efonica. Excluding the loss on impairment, and one-time items associated with gain on debt forgiveness, and a net gain on sale/disposal of assets in both years the net loss would have been ($10.3) million in 2007 compared to ($12.9) million in 2006, an improvement of $2.6 million or 20% year over year.

Commenting on the results, Matthew Rosen, Chief Executive Officer of Fusion, said, “2007 was a year of continued progress for Fusion, as we increased revenues by 17% while improving Adjusted EBITDA by 30%. We are now focusing all our efforts on driving the ongoing improvements in operating results necessary to continue the positive trends of this past year.”

As of December 31, 2007, the Company had Current Assets of $6.3 million and Total Assets of $18.1 million, compared to $10.6 million and $27.6 million respectively as of December 31, 2006. The decrease in Current Assets was primarily the result of a decrease in cash and cash equivalents, as well as a decrease in Accounts Receivable. However, the Company initiated a round of planned Common Stock equity financing, and raised $1.5 million during the fourth quarter. The above-mentioned impairment of $4.0 million in goodwill associated with the investment in Efonica decreased Other Assets from $10.5 million to $6.4 million.

As of December 31, 2007, the Company's Current Liabilities had decreased to approximately $10.5 million (consisting primarily of $9.7 million in Accounts Payable and Accrued Expenses) from approximately $13.3 million as of December 31, 2006.

Stockholders' Equity at December 31, 2007 was $6.7 million as compared to $13.4 million as of December 31, 2006.

Use of Non-GAAP Financial Measures:

The Company believes that EBITDA (earnings before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used in the communications industry to analyze companies on the basis of operating performance and leverage. The Company also believes that EBITDA provides investors with a measure of the Company's operational and financial progress that corresponds with the measurements used by management as a basis for allocating resources and making other operating decisions. Adjusted EBITDA provides an adjusted view of EBITDA that takes into account certain significant nonrecurring transactions, such as impairment losses associated with divested businesses and forgiveness of debt, which vary significantly between periods and are not recurring in nature. Although the Company uses Adjusted EBITDA as one of several financial measures to assess its operating performance, its use is limited as it excludes certain significant operating expenses. EBITDA and Adjusted EBITDA are not intended to represent cash flows for the period presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Generally Accepted Accounting Principles (GAAP). Consistent with the SEC Regulation G, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, which can be viewed under the heading “Reconciliation of Net Income to Adjusted EBITDA” in this press release.

Earnings Conference call

The Company will host a conference call to discuss its financial results at 1:00 p.m. EDT on March 31, 2008. The call can be accessed by dialing 1-877-675-4755. The call will be available in a “listen only” mode live on the Internet at www.fusiontel.com. A replay of the call will be available through Thursday, April 3, 2008. To listen to the replay, please call (888) 203-1112 (domestic) or (719) 457-0820 (international). To access the replay, users will need to enter the following passcode: 1304717. The online archive of the web cast will be available for one year following the call.

About Fusion:

Fusion provides its Efonica branded VoIP (Voice over Internet Protocol), Internet access, and other Internet services to, from, in, and between Asia, the Middle East, Africa, Latin America and the Caribbean. The company provides services to consumers, corporations, and communications carriers worldwide. For more information please go to http://www.fusiontel.com or http://www.efonica.com.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	December 31, 2007	December 31, 2006
ASSETS
Current assets
Cash and cash equivalents	$114,817	$2,743,155
Accounts receivable, net of allowance	5,545,408	6,743,753
Restricted cash	-	365,000
Prepaid expenses and other current assets	481,556	622,207
Assets held for sale	129,231	129,231
Total current assets	6,271,012	10,603,346
Property and equipment, net	5,425,846	6,422,016
Other assets
Security deposits	66,638	141,868
Restricted cash	416,566	416,566
Goodwill	964,557	4,971,221
Intangible assets, net	4,892,215	4,913,360
Other assets	91,455	104,923
Total other assets	6,431,431	10,547,938
TOTAL ASSETS	$18,128,289	$27,573,300
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Long-term debt, current portion	$566,567	$150,000
Capital and equipment financing lease obligations, current portion	233,759	1,066,746
Accounts payable and accrued expenses	9,663,325	11,461,112
Investment in Estel	-	554,286
Liabilities of discontinued operations	15,829	95,085
Total current liabilities	10,479,480	13,327,229
Long-term liabilities
Other long-term liabilities	953,626	800,113
Total long-term liabilities	953,626	800,113
Stockholders' equity
Preferred stock, Class A-1, A-2, A-3 & A-4	80	39
Common stock	299,078	269,590
Capital in excess of par value	120,402,691	114,514,725
Accumulated deficit	(114,006,666)	(101,338,396)
Total stockholders' equity	6,695,183	13,445,958
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,128,289	$27,573,300

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2007	2006	2007	2006

Revenues	$14,717,018	$15,293,270	$55,023,860	$47,087,064
Operating expenses:
Cost of revenues	13,604,176	13,840,169	50,797,354	42,463,724
Depreciation and amortization	460,303	532,550	1,709,040	1,397,094
Loss on Impairment	4,006,664	719,793	4,006,664	867,212
Selling, general and administrative expenses	2,891,905	3,557,713	12,484,485	14,803,062
Advertising and Marketing	5,322	327,603	146,471	1,335,745
Total operating expenses	20,968,370	18,977,828	69,144,014	60,866,837
Operating loss	(6,251,352)	(3,684,558)	(14,120,154)	(13,779,773)
Other income (expense)
Interest income (expense), net	(6,743)	541	(17,043)	204,327
Gain (loss) on debt forgiveness	618,885	-	618,885	465,854
Gain (loss) on sale of other assets	-	-	937,578	-
Loss from investment in Estel	-	(66,468)	(60,000)	(185,234)
Other	(48,612)	(18,816)	(27,536)	44,801
Minority interests	-	669	-	67,694
Total other income (expense)	563,530	(84,074)	1,451,884	597,442
Loss from continuing operations	(5,687,822)	(3,768,632)	(12,668,270)	(13,182,331)

Income (loss) from discontinued operations	-	99,230	-	(168,871)

Net loss	$(5,687,822)	$(3,669,402)	$(12,668,270)	$(13,351,202)
Losses applicable to common stockholders
Loss from continuing operations	$(5,687,822)	$(3,768,632)	$(12,668,270)	$(13,182,331)
Preferred stock dividends in arrears	-	-	(572,087)	-
Net loss applicable to common stockholders
from continuing operations	(5,687,822)	(3,768,632)	(13,240,357)	(13,182,331)
Income from discontinued operations	-	99,230	-	(168,871)
Net loss applicable to common stockholders	$(5,687,822)	$(3,669,402)	$(13,240,357)	$(13,351,202)
Basic and diluted net loss per common share:
Loss from continuing operations	$(0.20)	$(0.14)	$(0.48)	$(0.49)
Income (loss) from discontinued operations	-	0.00	-	(0.01)
Net loss applicable to common stockholders	$(0.20)	$(0.14)	$(0.48)	$(0.50)

Weighted average shares outstanding
Basic and diluted	28,360,155	26,953,666	27,314,196	26,737,083

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2007	2006	2007	2006
Net loss	$(5,687,822)	$(3,669,402)	$(12,668,270)	$(13,351,202)
Income from discontinued operations	-	(99,230)	-	168,871
Loss from continuing operations	(5,687,822)	(3,768,632)	(12,668,270)	(13,182,331)
Adjustments:
Interest (income) expense, net	6,743	(541)	17,043	(204,327)
Depreciation and amortization	460,303	532,550	1,709,040	1,397,094
EBITDA	(5,220,776)	(3,236,623)	(10,942,187)	(11,989,564)
Adjustments:
(Gain) loss on debt forgiveness	(618,885)	-	(618,885)	(465,854)
(Gain)/loss on disposal of fixed assets	115,566	18,818	105,807	(22,162)
(Gain) loss on sale of other assets	-	-	(937,578)	-
Loss on impairment	4,006,664	719,793	4,006,664	867,212
Other taxes	112,303	33,343	410,475	135,824
Non cash compensation	88,650	222,418	544,417	856,392
Adjusted EBITDA	$(1,516,478)	$(2,242,251)	$(7,431,287)	$(10,618,152)